October 2, 2025

George Sandhu
Managing Director
Indigo Capital LP
89 Nexus Way
Caymana Bay, Cayman Islands

Re: August 1, 2025 EUDA Health Holdings Ltd. (the "Company") Promissory Note (the "Note") and August 1, 2025 Convertible Promissory Note Agreement (the "Agreement") between Indigo Capital, LP ("Indigo") and the Company.

Dear Mr. Sandhu:

I write to confirm our second amendment with respect to the Note which shall amend the letter agreement dated September 19, 2025 (the "First Letter Agreement").

Indigo hereby agrees that it will not make any conversions of the Note until after the Repayment Date, as defined below.

On October 31, 2025, Indigo shall, at its option:

1. Convert the remaining balance of the Note into Company common shares at $2.00 per share; or

2. Request, in writing, that the Company repay the remaining balance of the Note on or before 10 business days from October 31, 2025 (the "Repayment Date").

All other terms of the Note, Agreement and First Letter Agreement shall remain unchanged except as set forth above.

Please sign below to acknowledge your agreement to these terms.

Very truly yours,

EUDA HEALTH HOLDINGS LIMITED

By:_________________________
Alfred Lim, CEO

ACKNOWLEDGED AND AGREED:

INDIGO CAPITAL, LP

By:_______________________
George Sandhu
Managing Director